FOR IMMEDIATE RELEASE

Company:
Brett L. Scott, Senior Vice President and CFO
IR@nasmedical.com
(818) 734-8600

NORTH AMERICAN SCIENTIFIC RECEIVES
NOTICE OF DELISTING FROM NASDAQ

Chatsworth, CA – March 13, 2009 — North American Scientific, Inc. (Nasdaq: NASM), today announced that it received a notice from The Nasdaq Stock Market (“Nasdaq”) dated March 12, 2009 indicating that Nasdaq has determined that the Company’s securities will be delisted from Nasdaq because the Company does not comply with Marketplace Rule 4300 and IM-4300 as a result of the filing by its wholly-owned and operating subsidiary for protection under Chapter 11 of the U.S. Bankruptcy Code.

The Company does not plan to request an appeal of this determination and trading of the Company’s common stock will be suspended at the opening of business on March 23, 2009 and a Form 25-NSE will be filed with the Securities and Exchange Commission which will remove the Company’s securities from listing and registration on Nasdaq.

The Company expects that its common stock will trade on the OTC Bulletin Board and/or the “Pink Sheets” following the approval of an application by one or more market makers to continue quoting in the Company’s common stock.

About North American Scientific

North American Scientific, operating under the name NAS Medical, is a leader in applying radiation therapy in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera® brachytherapy seeds and  SurTRAK™ needles and strands used primarily in the treatment of prostate cancer.  In addition, the Company has been gaining clinical experience with its first generation ClearPath™ multi-channel catheter breast brachytherapy devices since 2007, and intends to launch the second generation devices in 2008. They are the only such devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to improve the delivery of brachytherapy for the treatment of breast cancer.   Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.